EXHIBIT 5

Warner Norcross + Judd LLP

Attorneys at Law

1500 Warner Building

150 Ottawa Avenue, N.W.

Grand Rapids, Michigan 49503

March 16, 2020

ChoiceOne Financial Services, Inc.

109 East Division

Sparta, Michigan 49345

Re:	Form S-4 Registration Statement 531,807 Shares of Common Stock, No Par Value

Dear Ladies and Gentlemen:

We represent ChoiceOne Financial Services, Inc., a Michigan corporation ("ChoiceOne"), with respect to the above-captioned registration statement on Form S-4, including the proxy statement and prospectus contained therein (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the proposed merger of Community Shores Bank Corporation ("Community Shores") with and into ChoiceOne pursuant to the terms of an Agreement and Plan of Merger, dated as of January 3, 2020, between ChoiceOne and Community Shores (the "Merger Agreement").

As counsel for ChoiceOne, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement; and

3.	Certain resolutions of ChoiceOne's board of directors.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity of all documents submitted to us as originals or copies.

Based on the foregoing, we are of the opinion that, upon (i) the Registration Statement becoming effective under the Act; (ii) receipt of the requisite shareholder vote and satisfaction of the other closing conditions in the Merger Agreement and consummation of the transactions contemplated in the Merger Agreement; and (iii) issuance of the shares in the manner contemplated in the Merger Agreement, all shares of ChoiceOne common stock that are the subject of the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion, which is limited to the matters specifically referenced in this letter and is further limited to the laws of the State of Michigan, is effective as of the date of this opinion. No expansion of our opinion may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading "Legal Matters" in the related prospectus and proxy statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Warner Norcross + Judd LLP

/s/Charlie Goode
Charlie Goode A Partner